Exhibit 99.1

SAIC Announces Fourth Quarter and Full Fiscal Year 2019 Results

Quarterly dividend raised by 6 cents, or approximately 20%, to $0.37 per share
Share repurchase authorization replenished by 4.6M shares, 6.5M shares remaining for repurchase
Q4 revenues of $1.2 billion; 6 percent growth
Q4 diluted earnings (loss) per share: $(0.20); adjusted diluted earnings per share of $1.17
Q4 adjusted EBITDA(1) as a % of revenues of 8.0%; 7.6% for fiscal year 2019
Q4 cash flows provided by operating activities of $22 million; $184 million for fiscal year 2019
Book-to-bill ratio of 0.8 for fourth quarter; 1.0 for fiscal year, excluding $4.6 billion of single award IDIQ value
RESTON, VA, March 28, 2019—Science Applications International Corporation (NYSE: SAIC), a leading technology integrator providing full life-cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets, today announced results for the fourth quarter and full fiscal year ended February 1, 2019.
“SAIC’s full year results reflect our strongest financial performance in five years and we are better positioned than ever to accelerate our strategy to deliver sustained profitable growth,” said CEO Tony Moraco. “As we look to the future, the recent acquisition of Engility provides increased momentum in delivering the value proposition to all of our stakeholders. The seamless transition of the CEO role to Nazzic Keene provides leadership stability and continuity, combined with new market access and an improved financial position, as SAIC begins an exciting next chapter in its proud history.”
Fourth Quarter and Full Fiscal Year 2019: Summary Operating Results

	Three Months Ended				Year Ended
	February 1, 2019	Percent change		February 2, 2018	February 1, 2019	Percent change		February 2, 2018
	(in millions, except per share amounts)
Revenues	$1,192	6%		$1,128	$4,659	5%		$4,454
Operating income	7	(89)%		62	220	(14)%		256
Operating income as a percentage of revenues	0.6%	-490	bps	5.5%	4.7%	-100	bps	5.7%
Adjusted operating income(1)	79	10%		72	306	14%		269
Adjusted operating income as a percentage of revenues	6.6%	20	bps	6.4%	6.6%	60	bps	6.0%
Net income (loss)	(9)	(118)%		51	137	(23)%		179
EBITDA(1)	23	(69)%		74	267	(11)%		301
EBITDA as a percentage of revenues	1.9%	-470	bps	6.6%	5.7%	-110	bps	6.8%
Adjusted EBITDA(1)	95	14%		83	353	13%		313
Adjusted EBITDA as a percentage of revenues	8.0%	60	bps	7.4%	7.6%	60	bps	7.0%
Diluted earnings (loss) per share	$(0.20)	(117)%		$1.16	$3.11	(23)%		$4.02
Adjusted diluted earnings per share(1)	$1.17	(15)%		$1.38	$5.04	12%		$4.50
Net cash provided by operating activities	$22	(74)%		$84	$184	(15)%		$217
Free cash flow(1)	$18	(77)%		$77	$156	(20)%		$195

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Revenues for the quarter increased $64 million, or 6%, compared to the prior year quarter primarily due to the acquisition of Engility ($98 million) and revenue on new contracts supporting state and local customers and federal civilian agencies ($40 million). These increases were partially offset by lower volume in the supply chain portfolio due to non-recurring material buys in the prior year period and reduced volume in fixed price vehicle production in the platform integration portfolio. Excluding acquired revenues and the impact of the partial government shutdown, compared to the prior year quarter, revenues decreased by 1.9%.
Revenues for the fiscal year increased $205 million compared to the prior year, primarily due to newly awarded contracts ($164 million), which includes information technology (IT) integration contracts supporting state and local, and federal civilian agency customers, increased orders in our supply chain portfolio ($102 million), and the acquisition of Engility ($98 million). These increases were partially offset by reduced volume in fixed price vehicle production in the platform integration portfolio, completion of contracts and other net decreases across our portfolio ($159 million). Excluding acquired revenues and the impact of the partial government shutdown, compared to the prior year quarter, revenues increased by 2.6%.

Operating income as a percentage of revenues decreased to 0.6% for the three months ended February 1, 2019 as compared to 5.5% in the comparable prior year period primarily due to costs associated with the acquisition and integration of Engility ($72 million), partially offset by improved program performance and lower costs as we continue to drive efficiencies in our operating structure.

Operating income for the fiscal year decreased $36 million to 4.7% of revenues, down from 5.7% of revenues in the prior fiscal year. The decrease in operating income was primarily due to costs associated with the acquisition and integration of Engility ($86 million) and an increase in our inventory and deferred contract cost provisions, partially offset by improved performance across our portfolio and the realization of cost efficiencies resulting from our restructuring activities in fiscal 2018.

Net income (loss) for the quarter decreased $60 million from the comparable prior year period primarily as the result of lower operating income and higher interest expense due to the acquisition of Engility and a higher effective tax rate as fiscal 2018 included a one-time favorable adjustment from the Tax Cuts and Jobs Act.

Net income for the fiscal year decreased $42 million from the prior fiscal year primarily due to lower operating income, expenses associated with the debt refinancing activities in the current year, and a higher effective tax rate in the current year.

Adjusted EBITDA(1) as a percentage of revenues for the quarter was 8.0%, compared to 7.4% for the prior year quarter due to improved program performance and lower costs as we continue to drive efficiencies across our operating structure.

Adjusted EBITDA(1) as a percentage of revenues for the fiscal year increased to 7.6% of revenues, compared to 7.0% in the prior fiscal year. The increase was driven by improved performance across our portfolio, higher net favorable changes in estimates related to performance obligations satisfied over time and realization of cost efficiencies, partially offset by an increase in our inventory and deferred contract cost provisions.
Diluted losses per share was $0.20 and adjusted diluted earnings per share(1) was $1.17 for the quarter. The weighted-average diluted shares outstanding during the quarter was 46.1 million shares. Diluted earnings per share was $3.11 and adjusted diluted earnings per share(1) was $5.04 for the year. The negative impact from acquisition and integrations costs included within diluted earnings per share was $1.22 and $1.53 for the quarter and year, respectively. The weighted-average diluted shares outstanding during the year was 44.1 million shares.
Cash Generation and Capital Deployment
Total cash flows provided by operating activities for the fourth quarter were $22 million. The $62 million decrease in cash provided by operating activities compared to the prior year period was primarily due to payments for acquisition and integration costs.
Total cash flows provided by operating activities for the year were $184 million, a decrease from the prior year, primarily due to acquisition and integration expenses and the U.S. federal government partial shutdown, which was partially offset by higher profit margin and strong collections for supply chain contracts.
During the quarter SAIC deployed $24 million of capital, consisting of $8 million in plan share repurchases (119 thousand) under SAIC’s previously announced share repurchase program, $13 million in cash dividends and a $3 million term loan repayment. For the year, cash dividends were $53 million, plan share repurchases totaled $40 million (approximately 0.5

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

million shares) and we made $20 million of term loan repayments. Share repurchases since the inception of the program in 2013 were $539 million (approximately 9.6 million shares).
Increase in Quarterly Dividend Declared and Share Repurchase Authorization Replenished
Subsequent to fiscal year-end, the Company’s Board of Directors approved an increase in its quarterly dividend of $0.06 per share, or approximately 20%, to $0.37 per share of the Company’s common stock payable on April 26, 2019 to stockholders of record on April 12, 2019. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.
In addition, SAIC today announced that its Board of Directors has authorized an increase to its existing stock repurchase authorization of the Company's common stock under an existing stock repurchase program. The current authorization increases the repurchase program to 16.4 million shares, an increase of approximately 4.6 million shares in order to make available for repurchase again an aggregate of 6.5 million shares. Whether any repurchases are made and the timing and actual number of shares repurchased will depend on a variety of factors, including price, corporate, contractual and regulatory requirements and other market conditions.
New Business Awards
Net bookings for the quarter were approximately $0.9 billion, which reflects a book-to-bill ratio of approximately 0.8. Net bookings for the year were approximately $4.6 billion, which reflects a book-to-bill ratio of approximately 1.0, which excludes the award of approximately $4.6 billion of single award IDIQ contract value. SAIC’s estimated backlog of signed business orders at the end of fiscal 2019 was approximately $13.8 billion of which $2.8 billion was funded.
SAIC was awarded the following contracts during the quarter:
Notable Protect Awards (maintaining our existing contract base):
Defense Logistics Agency: SAIC was awarded a $900 million firm-fixed-price contract by DLA to continue to act as lead supply chain manager and integrator for a Defense Logistics Agency tire delivery program. The contract has a five-year base period of performance with two, two-year option periods, plus four two-month option periods. If all options are exercised, the contract could be worth potentially $1.7 billion. The Global Tire Program integrator contract has been expanded from the predecessor contract to include the U.S. Navy while continuing to support the U.S. Army, Air Force, Marine Corps, Coast Guard, and foreign military sales.
U.S. Intelligence Community: SAIC was awarded an intelligence community contract in excess of $230 million. Although the customer and specific nature of the contract are classified, the win allows us to provide specialized information technology systems engineering and integration, leveraging our digital engineering capability.
The U.S. Navy: SAIC was named a prime contractor on the SeaPort Next Generation contract, the U.S. Navy’s primary multiple-award indefinite delivery, indefinite quantity (IDIQ) contract for obtaining engineering, technical, program support and other services. With a five-year base period of performance and a five-year ordering period option, SAIC’s total contract value on SeaPort-NxG is $10 billion. SeaPort-NxG is the follow-on contract to the successful SeaPort-e contract, where SAIC is the Navy’s leading provider of high-end engineering and other technical services.
The U.S. Army: SAIC was awarded a prime position on the Information Technology Enterprise Solutions - 3 Services (ITES-3S) IDIQ contract vehicle to provide the full range of IT services and solutions to the federal government. The multiple-award contract has a five-year base period of performance, four one-year options, and is worth $12 billion for all awardees. The ITES-3S contract includes a full range of services and solutions necessary for the Army, the Department of Defense, and other federal agencies to satisfy their enterprise infrastructure and infrastructure goals with IT services worldwide.
Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 5 p.m. Eastern time on March 28, 2019. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.
About SAIC
SAIC is a premier technology integrator solving our nation’s most complex modernization and readiness challenges across the defense, space, federal civilian, and intelligence markets. Our robust portfolio of offerings includes high-end solutions in systems engineering and integration; enterprise IT, including cloud services; cyber; software; advanced analytics and simulation; and training. With an intimate understanding of our customers’ challenges and deep expertise in existing and emerging technologies, we integrate the best components from our own portfolio and our partner ecosystem to rapidly deliver innovative, effective, and efficient solutions.

We are a team of 23,000 strong driven by mission, united purpose, and inspired by opportunity. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $6.5 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.

Contacts
Investor Relations: Shane Canestra, +1.703.676.2720, shane.p.canestra@saic.com
Media: Lauren Presti, +1.703.676.8982, lauren.a.presti@saic.com
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)

	Three Months Ended		Year Ended
	February 1, 2019	February 2, 2018	February 1, 2019	February 2, 2018
(in millions, except per share amounts)
Revenues	$1,192	$1,128	$4,659	$4,454
Cost of revenues	1,070	1,021	4,195	4,043
Selling, general and administrative expenses	43	45	158	155
Acquisition and integration costs	72	—	86	—
Operating income	7	62	220	256
Interest expense	15	12	53	44
Other (income) expense, net	(1)	(1)	(3)	(2)
Income (loss) before income taxes	(7)	51	170	214
Provision for income taxes	(2)	—	(33)	(35)
Net income (loss)	(9)	51	137	179
Weighted-average number of shares outstanding:
Basic	46.1	42.7	43.4	43.3
Diluted	46.1	43.8	44.1	44.5
Earnings (loss) per share:
Basic	$(0.20)	$1.19	$3.16	$4.13
Diluted	$(0.20)	$1.16	$3.11	$4.02
Cash dividends declared and paid per share	$0.31	$0.31	$1.24	$1.24

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(Unaudited)

	February 1, 2019	February 2, 2018
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$237	$144
Receivables, net	1,050	674
Inventory, prepaid expenses and other current assets	146	132
Total current assets	1,433	950
Goodwill	2,120	863
Intangible assets, net	803	179
Property, plant, and equipment, net	103	61
Other assets	104	20
Total assets	$4,563	$2,073

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$632	$504
Accrued payroll and employee benefits	241	150
Long-term debt, current portion	24	41
Total current liabilities	897	695
Long-term debt, net of current portion	2,065	983
Other long-term liabilities	102	68
Total stockholders' equity	1,499	327
Total liabilities and stockholders' equity	$4,563	$2,073

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Year Ended
	February 1, 2019	February 2, 2018	February 1, 2019	February 2, 2018
	(in millions)
Cash flows from operating activities:
Net income (loss)	$(9)	$51	$137	$179
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16	13	49	46
Deferred income taxes	19	13	19	13
Stock-based compensation expense	21	6	45	27
Loss on extinguishment of debt	—	—	4	—
Provisions for inventory and deferred contract costs	11	—	36	—
Increase (decrease) resulting from changes in operating assets and liabilities, net of the effect of the acquisition:
Receivables	60	43	(26)	(135)
Inventory, prepaid expenses, and other current assets	(21)	2	(26)	19
Other assets	(3)	1	(12)	2
Accounts payable and accrued liabilities	(18)	6	(65)	68
Accrued payroll and employee benefits	(47)	(53)	22	(8)
Other long-term liabilities	(7)	2	1	6
Net cash provided by operating activities	22	84	184	217
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(4)	(7)	(28)	(22)
Other	—	—	1	—
Cash paid for acquisition, net of cash acquired	(1,001)	—	(1,001)	—
Net cash used in investing activities	(1,005)	(7)	(1,028)	(22)
Cash flows from financing activities:
Dividend payments to stockholders	(13)	(14)	(53)	(54)
Principal payments on borrowings	(3)	(8)	(779)	(50)
Issuances of stock	2	2	7	6
Stock repurchased and retired or withheld for taxes on equity awards	(13)	(38)	(69)	(186)
Disbursements for obligations assumed from Scitor acquisition	—	—	—	(2)
Proceeds from borrowings	1,068	—	1,859	25
Debt issuance costs	(13)	—	(26)	—
Equity issuance costs	(2)	—	(2)	—
Contributions from non-controlling interest	1	—	1	—
Net cash provided by (used in) financing activities	1,027	(58)	938	(261)
Net increase (decrease) in cash, cash equivalents and restricted cash	44	19	94	(66)
Cash, cash equivalents and restricted cash at beginning of period	202	133	152	218
Cash, cash equivalents and restricted cash at end of period	$246	$152	$246	$152

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	February 1, 2019	November 2, 2018	February 2, 2018
	(in millions)
Funded backlog	$2,753	$2,394	$2,012
Negotiated unfunded backlog	11,048	8,051	8,215
Total backlog	$13,801	$10,445	$10,227
Our total backlog at the end of the fourth quarter includes $3.6 billion of backlog obtained through the Engility acquisition. Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.

EBITDA, Adjusted EBITDA and Adjusted Operating Income

	Three Months Ended		Year Ended
	February 1, 2019	February 2, 2018	February 1, 2019	February 2, 2018
	(in millions)
Net income (loss)	$(9)	$51	$137	$179
Interest expense	15	12	53	44
Interest income	(1)	(1)	(3)	(1)
Provision for income taxes	2	—	33	35
Depreciation and amortization	16	12	47	44
EBITDA(1)	$23	$74	$267	$301
EBITDA as a percentage of revenues	1.9%	6.6%	5.7%	6.8%
Restructuring costs	—	10	—	13
Acquisition and integration costs	72	—	86	—
Depreciation included in restructuring costs and acquisition and integration costs	—	(1)	—	(1)
Adjusted EBITDA(1)	$95	$83	$353	$313
Adjusted EBITDA as a percentage of revenues	8.0%	7.4%	7.6%	7.0%

Operating income	$7	$62	$220	$256
Operating income as a percentage of revenues	0.6%	5.5%	4.7%	5.7%
Restructuring costs	—	10	—	13
Acquisition and integration costs	72	—	86	—
Adjusted operating income(1)	$79	$72	$306	$269
Adjusted operating income as a percentage of revenues	6.6%	6.4%	6.6%	6.0%
EBITDA is a performance measure that is calculated by taking net income and excluding interest expense, interest income, provision for income taxes, and depreciation and amortization. Adjusted EBITDA and adjusted operating income are performance measures that exclude restructuring and acquisition and integration costs that we do not consider to be indicative of our ongoing operating performance. Integration costs excluded are costs to integrate acquired companies and include the costs of strategic consulting services, facility consolidation and employee severance. The acquisition and integration costs relate to the Company’s significant acquisition of Engility. The restructuring costs excluded relate to the Company's plan to restructure certain aspects of its operations. This is the only significant restructuring since we began operating as an independent company over four years ago. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted diluted earnings per share:

	Three Months Ended		Twelve Months Ended
	February 1, 2019	February 2, 2018	February 1, 2019	February 2, 2018
Diluted earnings per share	$(0.20)	$1.16	$3.11	$4.02

Acquisition and integration costs, divided by diluted 'weighted-average number of shares outstanding' (WASO)	1.54	—	1.95	—
Tax effect of acquisition and integration costs, divided by diluted WASO	(0.32)	—	(0.42)	—
Net effect of acquisition and integration costs, divided by diluted WASO	1.22	—	1.53	—

Restructuring costs, divided by diluted WASO	—	0.23	—	0.29
Tax effect of restructuring costs, divided by diluted WASO	—	(0.09)	—	(0.11)
Net effect of restructuring costs, divided by diluted WASO	—	0.14	—	0.18

Amortization of intangible assets, divided by diluted WASO	0.20	0.12	0.54	0.47
Tax effect of amortization of intangible assets, divided by diluted WASO	(0.05)	(0.04)	(0.14)	(0.17)
Net effect of amortization of intangible assets, divided by diluted WASO	0.15	0.08	0.40	0.30

Adjusted diluted earnings per share(1)	$1.17	$1.38	$5.04	$4.50
Adjusted diluted earnings per share is a performance measure that excludes restructuring, acquisition, and integration costs that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's recent acquisition of Engility. The restructuring costs excluded relate to the Company's plan in fiscal 2018 to restructure certain aspects of its operations and is the only significant restructuring since we began operating as an independent company over five years ago. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. WASO used in adjusted EPS for the three months ended February 1, 2019 was 46.7 million shares, which included dilutive common share equivalents; these dilutive common share equivalents were excluded from GAAP WASO due to their anti-dilutive effect caused by a GAAP net loss for the quarter. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

Free Cash Flow

	Three Months Ended		Year Ended
	February 1, 2019	February 2, 2018	February 1, 2019	February 2, 2018
	(in millions)
Net cash provided by operating activities	$22	$84	$184	$217
Expenditures for property, plant, and equipment	(4)	(7)	(28)	(22)
Free cash flow(1)	$18	$77	$156	$195

Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment. We believe that free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present a similar non-GAAP liquidity measure. This measure should not be considered as a measure of residual cash flow available for discretionary purposes.

(1)Non-GAAP measure, see above for definition.